UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2018

Wyndham Destinations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6277 Sea Harbor Drive
Orlando, FL	32821
(Address of Principal Executive	(Zip Code)
Offices)

(407) 626-5200
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 31, 2018, in connection with the previously announced spin-off of the hotel franchising and management business (the “Wyndham Hotels & Resorts businesses”) from Wyndham Destinations, Inc. (previously known as Wyndham Worldwide Corporation) (“Wyndham Destinations” or the “Company”) through the pro rata distribution of all of the shares of outstanding common stock of Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) to the Company’s stockholders (the “Distribution”), Wyndham Destinations entered into several agreements with Wyndham Hotels that govern the relationship of the parties following the Distribution, including the following:

•                  Separation and Distribution Agreement;

•                  Employee Matters Agreement;

•                  Tax Matters Agreement;

•                  Transition Services Agreement; and

•                  License, Development and Noncompetition Agreement.

Separation and Distribution Agreement

The Company entered into a Separation and Distribution Agreement with Wyndham Hotels regarding the principal actions taken or to be taken in connection with the spin-off. The Separation and Distribution Agreement provides for the allocation of assets and liabilities between Wyndham Destinations and Wyndham Hotels and establishes certain rights and obligations between the parties following the Distribution.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the spin-off so that each of Wyndham Destinations and Wyndham Hotels is allocated the assets necessary to operate its respective business and retains or assumes the liabilities allocated to it in accordance with the separation plan. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations among Wyndham Destinations and Wyndham Hotels. In particular, the Separation and Distribution Agreement provides that, subject to certain terms and conditions:

•                  The assets that have been retained by or transferred to Wyndham Hotels (“SpinCo assets”) include, but are not limited to:

•                  all of the equity interests of Wyndham Hotels;

•                  any and all assets reflected on the audited combined balance sheet of the Wyndham Hotels & Resorts businesses;

•                  any and all contracts primarily relating to the Wyndham Hotels & Resorts businesses; and

•                  all rights in the “Wyndham” trademark and “The Registry Collection” trademark, and certain intellectual property related thereto.

•                  The liabilities that have been retained by or transferred to Wyndham Hotels (“SpinCo liabilities”) include, but are not limited to:

•                  any and all liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent primarily related to, arising out of or resulting from (a) the operation or conduct of the Wyndham Hotels & Resorts businesses or (b) the SpinCo assets;

•                  any and all liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the Commission, to the extent such filing is either made by Wyndham Hotels or made by the Company in connection with the spin-off, subject to each party’s indemnification obligations under the Separation and Distribution Agreement with respect to any misstatement of or omission to state a material fact contained in any such filing to the extent the misstatement or omission is based upon information that was furnished by such party;

•                  any and all liabilities relating to, arising out of, or resulting from any indebtedness of Wyndham Hotels or any indebtedness secured exclusively by any of the Wyndham Hotels assets; and

•                  any and all liabilities (whether accrued, contingent or otherwise) reflected on the audited combined balance sheet of the Wyndham Hotels & Resorts businesses.

•                  Wyndham Hotels assumes one-third and Wyndham Destinations assumes two-thirds of certain contingent and other corporate liabilities of the Company (“shared contingent liabilities”) in each case incurred prior to the Distribution, including liabilities of the Company related to, arising out of or resulting from (i) certain terminated or divested businesses, (ii) certain general corporate matters of the Company and (iii) any actions with respect to the separation plan or the Distribution made or brought by any third party;

•                  Wyndham Hotels is entitled to receive one-third and Wyndham Destinations is entitled to receive two-thirds of the proceeds (or, in certain cases, a portion thereof) from certain contingent and other corporate assets of the Company (“shared contingent assets”) arising or accrued prior to the Distribution, including assets of the Company related to, arising from or involving (i) certain terminated or divested businesses and (ii) certain general corporate matters of the Company;

•                  In connection with the sale of the Company’s European vacation rental business, Wyndham Hotels will assume one-third and Wyndham Destinations will assume two-thirds of certain shared contingent liabilities and certain shared contingent assets. Such shared contingent assets and shared contingent liabilities will include: (a) any amounts paid or received by Wyndham Destinations in respect of any indemnification claims made in connection with such sale, (b) any losses actually incurred by Wyndham Destinations or Wyndham Hotels in connection with its provision of post-closing credit support to the European vacation rental business, in the form of an unsecured guarantee, letter of credit or otherwise, in a fixed amount to be determined, to ensure that the European vacation rental business meets the requirements of certain service providers and regulatory authorities, and (c) any tax assets or liabilities related to such sale;

•                  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, the corporate costs and expenses relating to the spin-off will first be paid by the party such costs were incurred by, from a separate account maintained by each of Wyndham Hotels and Wyndham Destinations and established prior to completion of the spin-off on terms agreed upon by Wyndham Hotels and Wyndham Destinations and, to the extent the funds in such separate account are not sufficient to satisfy such costs and expenses, be treated as shared contingent liabilities (as described above); and

•                  All assets and liabilities of the Company (whether accrued, contingent or otherwise) other than the SpinCo assets and SpinCo liabilities, subject to certain exceptions (including the shared contingent assets and shared contingent liabilities), have been retained by or transferred to Wyndham Destinations, except as set forth in the Separation and Distribution Agreement or one of the other agreements described below.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement or the Separation and Distribution Agreement, are solely covered by the Tax Matters Agreement.

Net Proceeds Adjustment. Prior to the Distribution, Wyndham Hotels and the Company agreed on a target amount for the net proceeds to be received by the Company in connection with the sale of the Company’s European vacation rental business. Following the Distribution, Wyndham Destinations will prepare, and agree with Wyndham Hotels on, a statement setting forth the actual amount of net proceeds received by the Company in connection with such sale, including pursuant to any post-closing purchase price adjustments. If the amount of actual net proceeds is greater than the target net proceeds amount, such excess will be a shared contingent asset; if it is less than the target net proceeds amount, such deficit will be a shared contingent liability.

Net Indebtedness Adjustment. Prior to the Distribution, the Company and Wyndham Hotels agreed on a target amount of indebtedness (net of cash) for Wyndham Hotels as of the Distribution. Following the Distribution, Wyndham Hotels will prepare, and agree with Wyndham Destinations on, a statement setting forth the actual amount of net indebtedness of Wyndham Hotels as of the close of business on the Distribution Date (as defined below). If the actual amount of net indebtedness as of the close of business on the Distribution Date is greater than the target net indebtedness amount, Wyndham Destinations will pay the difference to Wyndham Hotels; if it is less than the target net indebtedness amount, Wyndham Hotels will pay the difference to Wyndham Destinations.

Cash Balances. In connection with the transfer from the Company to Wyndham Hotels of certain liabilities as part of the internal reorganization, the Company transferred up to approximately $68 million in cash to Wyndham Hotels. Also prior to the completion of the spin-off, Wyndham Hotels distributed or otherwise transferred to a bank account of the Company the amount of cash and cash equivalents in excess of the sum of (i) such amount of transferred cash, plus (ii) an amount of cash necessary to adequately capitalize Wyndham Hotels following the spin-off, (iii) plus the amount of cash being maintained by Wyndham Hotels in a separate account to pay corporate costs and expenses relating to the spin-off (as described above), plus the amount of certain cash proceeds from Wyndham Hotels’ offering of its 5.375% Notes due 2026 and the borrowings under Wyndham Hotels’ new senior secured credit facilities. Such distributed cash constitutes “boot” that is subject to the applicable requirements set forth in the Separation and Distribution Agreement. Amounts payable between the Company and Wyndham Hotels that are described in this paragraph may be netted and offset pursuant to the Separation and Distribution Agreement.

Further Assurances. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement have not been consummated, the parties have agreed to cooperate with each other and use commercially reasonable efforts to effect such transfers or assumptions as promptly as practicable. In addition, each of the parties has agreed to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Representations and Warranties. In general, neither the Company nor Wyndham Hotels made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may have been required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets have been transferred on an “as is, where is” basis.

The Distribution. The Separation and Distribution Agreement governs certain rights and obligations of the parties regarding the Distribution and certain actions that occurred prior to the Distribution, such as the election of officers and directors and the adoption of Wyndham Hotels’ amended and restated certificate of incorporation and amended and restated by-laws. Prior to the Distribution, the Company delivered all the issued and outstanding shares of Wyndham Hotels common stock to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver the shares of Wyndham Hotels common stock to the Company’s stockholders based on each holder of Company common stock receiving one share of Wyndham Hotels common stock for each share of Company common stock held as of May 18, 2018.

Intercompany Accounts. The Separation and Distribution Agreement provides that, subject to any provisions in the Separation and Distribution Agreement or any ancillary agreement to the contrary, prior to the Distribution, intercompany accounts were settled as set forth in the Separation and Distribution Agreement.

Release of Claims and Indemnification. Wyndham Destinations and Wyndham Hotels have agreed to broad releases pursuant to which each releases the other and certain related persons specified in the Separation and Distribution Agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or alleged to occur or to have failed to occur or any conditions existing or alleged to exist at or prior to the time of the Distribution. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement and the ancillary agreements.

The Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of Wyndham Hotels’ business with Wyndham Hotels, and financial responsibility for the obligations and liabilities of Wyndham Destinations’ business with Wyndham Destinations. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its and their respective officers, directors, employees and agents for any losses arising out of, by reason of or otherwise in connection with:

•                  the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

•                  any misstatement of or omission to state a material fact contained in any party’s public filings, only to the extent the misstatement or omission is based upon information that was furnished by the indemnifying party (or incorporated by reference from a filing of such indemnifying party) and then only to the extent the statement or omission was made or occurred after the spin-off; and

•                  any breach by such party of the Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

The amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Except in the case of tax assets and liabilities related to the sale of the Company’s European vacation rental business, indemnification with respect to taxes are governed solely by the Tax Matters Agreement.

Insurance. The Separation and Distribution Agreement provides for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the Distribution and sets forth procedures for the administration of insured claims. The Separation and Distribution Agreement allocates among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies. In addition, the Separation and Distribution Agreement provides that Wyndham Destinations will obtain, subject to the terms of the agreement, certain directors and officers liability insurance policies, fiduciary liability insurance policies and errors and omissions and cyber liability insurance policies to apply against certain pre-separation claims, if any.

Dispute Resolution. In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties, and/or such other representatives as the parties designate, will negotiate to resolve any disputes among such parties. If the parties are unable to resolve the dispute in this manner within a specified period of time, as set forth in the Separation and Distribution Agreement, then unless agreed otherwise by the parties, the dispute will be resolved through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation and Distribution Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Other Agreements in Connection with the Spin-Off

A summary of the Employee Matters Agreement, Tax Matters Agreement, Transition Services Agreement and License, Development and Noncompetition Agreement can be found in the section titled “Certain Relationships and Related Party Transactions—Agreements with Wyndham Worldwide Related to the Spin-Off” on pages 143 through 145 of Wyndham Hotels’ Information Statement (the “Information Statement”), which is included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “Commission”) on May 17, 2018, which pages are filed as Exhibit 99.1 hereto and incorporated herein by reference. This summary is incorporated by reference into this Item 1.01 as if restated in full. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and License, Development

and Noncompetition Agreement, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

New Credit Agreement

On May 31, 2018, Wyndham Destinations entered into a Credit Agreement (the “Credit Agreement”), by and among Wyndham Destinations, as the borrower, the guarantors party thereto from time to time, each lender from time to time party thereto and Bank of America, N.A., as the administrative and collateral agent. The Credit Agreement provides for new senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of $1.30 billion, consisting of a term loan (the “Term Loan”) in an aggregate principal amount of $300 million maturing in 2025 and of a new revolving facility in an aggregate principal amount of $1.0 billion maturing in 2023, of which $220 million was drawn at closing.

Subject to customary conditions and restrictions, Wyndham Destinations may obtain incremental term loans and/or revolving loans in an aggregate amount not to exceed (i) the greater of $920 million and 100% of EBITDA, plus (ii) the amount of all voluntary prepayments and commitment reductions under the Credit Facilities, plus (iii) additional amounts subject to certain leverage-based ratio tests.

The interest rate per annum applicable to the Term Loan is equal to, at Wyndham Destinations’ option, either a base rate plus a margin of 1.25% or LIBOR plus a margin of 2.25%. The interest rate per annum applicable to borrowings under the new revolving credit facility is equal to, at Wyndham Destinations’ option, either a base rate (currently 4.75%) plus a margin ranging from 0.75% to 1.25% or LIBOR plus a margin ranging from 1.75% to 2.25%, in either case based upon the first-lien leverage ratio of Wyndham Destinations and its restricted subsidiaries. The LIBOR rate with respect to the Term Loans is subject to a “floor” of 0.00%.

The Term Loan will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount thereof. Borrowings under the new revolving credit facility are not subject to interim amortization. The Term Loan is subject to standard mandatory prepayment provisions, including (i) 100% of the net cash proceeds from issuances or incurrence of debt by Wyndham Destinations or any of its restricted subsidiaries (other than with respect to certain permitted indebtedness); (ii) 100% (with step-downs to 50% and 0% based upon achievement of specified first-lien leverage ratios) of the net cash proceeds from certain sales or other dispositions of assets by Wyndham Destinations or any of its restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and (iii) 50% (with step-downs to 25% and 0% based upon achievement of specified first-lien leverage ratios) of annual (commencing with the 2019 fiscal year) excess cash flow of Wyndham Destinations and its restricted subsidiaries, subject to customary exceptions and limitations.

The Credit Facilities are guaranteed, jointly and severally, by certain of Wyndham Destinations’ wholly owned domestic subsidiaries (the “Guarantors”) and secured by a first-priority security interest in substantially all of the assets of Wyndham Destinations and the Guarantors. The Credit Facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, Wyndham Destinations and its restricted subsidiaries’ ability to grant liens on Wyndham Destinations and its restricted subsidiaries’ assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. The Credit Facilities require Wyndham Destinations to comply with financial maintenance covenants to be tested quarterly, consisting of a maximum first-lien leverage ratio and minimum interest coverage ratio.

The Credit Facilities also contain certain customary events of default, including, but not limited to: (i) failure to pay principal, interest, fees or other amounts under the Credit Agreement when due, taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Credit Agreement subject to certain grace periods; (iv) a cross-default and cross-acceleration with certain other material debt; (v) bankruptcy events; (vi) certain defaults under ERISA; and (vii) the invalidity or impairment of security interests.

The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Security Agreement

In connection with the entry into the Credit Agreement, on May 31, 2018, Wyndham Destinations entered into a Security Agreement, substantially in the form attached as Exhibit G to the Credit Agreement, with Bank of America, N.A., as collateral agent, and the other grantors thereto (the “Security Agreement”). The Security Agreement grants a security interest in the Collateral (as defined in the Security Agreement) of Wyndham Destinations and adds the holders of Wyndham Destinations’ outstanding 7.375% Notes due 2020, 5.625% Notes due 2021, 4.25% Notes due 2022, 3.90% Notes due 2023, 4.15% Notes due 2024, 5.10% Notes due 2025 and 4.50% Notes due 2027 (collectively, the “Wyndham Destinations Notes”) as “Secured Parties” that share equally and ratably in the collateral owned by Wyndham Destinations.

The foregoing summary description of the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Security Agreement included as Exhibit G to the Credit Agreement.

Item 1.02.                                        Termination of a Material Definitive Agreement.

Repayment of Existing Term Loan; Termination of Existing Credit Facility

In connection with the spin-off and the entry into the Credit Facilities described above, on May 31, 2018, Wyndham Destinations used net proceeds from the Term Loan and $220 million of borrowings under the new revolving credit facility to repay $484 million of outstanding borrowings under its revolving credit facility maturing in 2020.  In addition, effective May 31, 2018, Wyndham Destinations terminated its revolving credit facility maturing in 2020, its 364-day credit facility maturing in 2018 and its term loan borrowings maturing in 2021.

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

At 11:59 p.m. Eastern time on May 31, 2018 (the “Distribution Date”), the Company effected the Distribution and completed the previously announced spin-off of Wyndham Hotels from Wyndham Destinations. The Distribution was made to the Company’s stockholders of record as of the close of business on May 18, 2018 (the “Record Date”). On the Distribution Date, the Company’s stockholders received one share of Wyndham Hotels common stock for each share of the Company’s common stock held at the close of business on the Record Date.

As a result of the Distribution, Wyndham Hotels is now an independent public company trading under the symbol “WH” on the New York Stock Exchange (“NYSE”). The Company continues to be an independent public company trading under its new ticker symbol “WYND” on the NYSE.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

The previously announced resignations of Myra J. Biblowit, The Right Honourable Brian Mulroney and Pauline D.E. Richards from the Company’s Board of Directors became effective upon completion of the spin-off. The previously announced appointments of Michael D. Brown, Denny Marie Post and Ronald L. Rickles to the Wyndham Destinations Board of Directors became effective upon completion of the spin-off.

In addition, the composition of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee of Wyndham Destinations is now as follows:

Audit Committee	Corporate Governance Committee
Michael H. Wargotz (Chair)	George Herrera (Chair)
Louise F. Brady	Denny Marie Post

George Herrera	Ronald L. Rickles
Ronald L. Rickles

Compensation Committee	Executive Committee
Louise F. Brady (Chair)	Stephen P. Holmes (Chair)
James E. Buckman	Michael D. Brown
Denny Marie Post	James E. Buckman
Michael H. Wargotz	Michael H. Wargotz

Mr. Brown will not be separately compensated for his service on the Wyndham Destinations Board of Directors, and the terms of his compensation as the Company’s Chief Executive Officer and President are as set forth in his employment agreement, which is discussed under the section “Resignation and Appointment of Officers” below.

On June 1, 2018, each of the directors (excluding Mr. Brown) received an initial grant of restricted stock units (“RSUs”) with respect to Wyndham Destinations common stock. Each RSU grant has a grant date fair value of $150,000 and vests in equal 25% installments on each of the first four anniversaries of the grant date (with the first vesting date on June 1, 2019), subject to the director’s continued service on the Wyndham Destinations Board of Directors through each vesting date.

Mr. Holmes and Mr. Brown held Wyndham Worldwide equity awards prior to the consummation of the spin-off, which were treated as described under the section titled “Resignation and Appointment of Officers”  upon consummation of the spin-off.

Ms. Brady and Messrs. Buckman, Herrera and Wargotz held Wyndham Worldwide equity awards prior to the consummation of the spin-off, which were treated as follows upon consummation of the spin-off pursuant to the Employee Matters Agreement. Upon consummation of the spin-off, the directors retained their outstanding time-vesting Wyndham Destinations restricted stock units and received an equal number of time-vesting restricted stock units covering shares of Wyndham Hotels common stock, which fully vested upon completion of the spin-off.  Except for the restricted stock units issued in respect of Wyndham Worldwide restricted stock units granted on March 1, 2018 (which will continue to vest in accordance with their existing schedule), the time-vesting restricted stock units covering shares of Wyndham Destinations common stock will generally vest upon the earliest to occur of (i) the six-month anniversary of the completion of the spin-off, subject to the relevant director’s continued service with us through such six-month anniversary date, (ii) our termination of the relevant director’s service without “cause,” and (iii) the date on which such restricted stock units would have vested in accordance with the terms of the existing award agreement, subject to the relevant director’s continued service with us through the applicable vesting date.

In connection with his new position as Non-Executive Chairman of the Board of Directors of Wyndham Destinations, on June 1, 2018, the Company entered into a letter agreement with Mr. Holmes (the “Holmes Letter Agreement”), which provides him with an annual retainer of $320,000 (with $160,000 payable in the form of cash and $160,000 payable in the form of Wyndham Destinations common stock), a subsidy of $18,750 per year toward his costs incurred in connection with retaining an administrative assistant, a subsidy of $12,500 per year toward his costs incurred in connection with securing office space, a contribution towards 50% of the cost of the lease associated with his vehicle currently on order, through the earlier of the conclusion of the lease term and the conclusion of his service, and reimbursement for 50% of the cost of his annual executive health and wellness physical. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Holmes Letter Agreement, which is attached as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Resignation and Appointment of Officers

In connection with the spin-off, on May 31, 2018, Stephen P. Holmes resigned as Chief Executive Officer, Geoffrey A. Ballotti resigned as President and Chief Executive Officer of Wyndham Hotel Group, David B. Wyshner resigned as Executive Vice President and Chief Financial Officer, Gail Mandel resigned as President and Chief Executive Officer of Wyndham Destination Network, LLC and Nicola Rossi resigned as Chief Accounting Officer. As previously announced, in August 2017, Thomas G. Conforti ceased serving as Chief Financial Officer of the Company and transitioned into a senior advisory role, from which he is expected to resign five days after the completion of the spin-off. Stephen P. Holmes will continue as the Non-Executive Chairman of both the Board of Directors of Wyndham Destinations and the board of directors of Wyndham Hotels. Mr. Ballotti, Mr. Wyshner and Mr. Rossi have been appointed to similar positions at Wyndham Hotels.

Mr. Holmes. On May 31, 2018, the Company and Stephen P. Holmes entered into a Separation and Release Agreement (the “Holmes Separation Agreement”). Pursuant to the Holmes Separation Agreement, Mr. Holmes’ resignation will be treated as a Without Cause Termination (as defined in the Employment Agreement between the Company and Mr. Holmes (as amended, the “Holmes Employment Agreement”)), and he generally will receive the payments and benefits provided under the Holmes Employment Agreement, as follows: (i) a lump sum cash severance payment of $14,135,823, (ii) 100% accelerated vesting of all of his 84,217 outstanding RSUs granted prior to March 1, 2018 (with his RSU granted on March 1, 2018 to remain outstanding and eligible to vest in accordance with their terms), effective upon completion of the spin-off, which vested RSUs will be settled in both Wyndham Destinations common stock and Wyndham Hotels common stock, (iii) accelerated vesting of 80% of 83,740 of his performance-vesting RSUs (“PVRSUs”) for the performance periods from January 1, 2016 through December 31, 2018 and 100% of 144,161 PVRSUs for the performance period from January 1, 2017 through December 31, 2019, effective upon completion of the spin-off, with the portion that vests determined based on the extent to which the performance goals applicable to such PVRSUs are achieved as of completion of the spin-off, which vested PVRSUs will be settled in both Wyndham Destinations common stock and Wyndham Hotels common stock, (iv) 100% accelerated vesting of all of his 182,284 outstanding stock-settled appreciation rights (SSARs) upon completion of the spin-off, with such vested SSARs to remain outstanding until the earlier of May 31, 2021 and their original expiration date, and with Mr. Holmes receiving an equal number of vested SSARs covering shares of Wyndham Hotels common stock, (v) the Post-Employment Benefits (as defined in the Holmes Employment Agreement), and (vi) the option to purchase the vehicle historically provided to him through the Company’s executive car lease program at the time of separation, at his own expense. The Holmes Separation Agreement subjects Mr. Holmes to customary confidentiality and non-disparagement covenants, which are in addition to the restrictive covenants provided in the Holmes Employment Agreement.

Ms. Mandel. In connection with her resignation, the Company and Gail Mandel entered into a Separation and Release Agreement, dated as of May 21, 2018 (the “Mandel Separation Agreement”). Pursuant to the Mandel Separation Agreement, Ms. Mandel’s resignation will be treated as a Without Cause Termination (as defined in the Employment Agreement between the Company and Ms. Mandel (as amended, the “Mandel Employment Agreement”)), and she generally will receive the payments and benefits provided under the Mandel Employment Agreement, as follows: (i) a lump sum cash severance payment of $2,520,000, (ii) 100% accelerated vesting of all of her 44,428 outstanding RSUs upon completion of the spin-off, which vested RSUs will be settled in both Wyndham Destinations common stock and Wyndham Hotels common stock, (iii) accelerated vesting of 80% of 14,654 of her PVRSUs for the performance periods from January 1, 2016 through December 31, 2018 and 100% of 16,218 of her PVRSUs for the performance period from January 1, 2017 through December 31, 2019 upon completion of the spin-off, with the portion that vests determined based on the extent to which the performance goals applicable to such PVRSUs are achieved as of completion of the spin-off, which vested PVRSUs will be settled in both Wyndham Destinations common stock and Wyndham Hotels common stock, (iv) the option to purchase the vehicle historically provided to her through the Company’s executive car lease program at the time of separation, at her own expense, (v) continued use of the financial services provided through AYCO Company through the 2018 tax season and (vi) a pro-rata target bonus for calendar year 2018 (with the full target bonus equal to $630,000 and the proration based on the number of days of her employment with the Company in 2018), payable within 60 days of completion of the spin-off. The Mandel Separation Agreement subjects Ms. Mandel to a confidentiality covenant, which is in addition to the restrictive covenants provided in the Mandel Employment Agreement.

Pursuant to the Mandel Separation Agreement, in recognition of her efforts in connection with the sale of Wyndham Vacation Rentals Europe business, Ms. Mandel was awarded a one-time transaction bonus in the amount of $1,750,000.

Mr. Conforti. On May 29, 2018, the Company and Thomas G. Conforti entered into Amendment No. 1 (the “Conforti Amendment”) to the Separation and Release Agreement (the “Conforti Separation Agreement”), dated July 28, 2017, by and between the Company and Thomas G. Conforti. A summary of the Separation and Release Agreement, as amended, can be found in the section titled “Agreements with Named Executive Officers” on pages 56 through 57 of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2018 (the “Proxy Statement”), which pages are filed as Exhibit 99.2 hereto and incorporated herein by reference.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Holmes Separation Agreement, Mandel Separation Agreement, the Conforti Separation Agreement and the Conforti Amendment, which are attached as Exhibits 10.7, 10.8, 10.9 and 10.10 to this Current Report on Form 8-K and are incorporated herein by reference.

The previously announced appointments of the following individuals to serve as executive officers of Wyndham Destinations became effective upon the completion of the spin-off.

Officer	Position
Michael D. Brown	Chief Executive Officer and President
Michael Hug	Chief Financial Officer
Elizabeth E. Dreyer	Senior Vice President and Chief Accounting Officer

Mr. Brown, age 47, has served as President and Chief Executive Officer of Wyndham Vacation Ownership, Inc. since April 2017.  Mr. Brown was Chief Operating Officer at Hilton Grand Vacations from December 2014 to April 2017 and Executive Vice President, Sales and Marketing - Mainland U.S. and Europe at Hilton Grand Vacations from July 2008 to December 2014.   Prior to joining Hilton Grand Vacations in July 2008, Mr. Brown served in a series of sales, development, operations and finance leadership roles throughout the U.S., Europe and the Caribbean during his more than 16 years at Marriott International and Marriott Vacation Club International.

Mr. Hug, age 51, has served as Executive Vice President and Chief Financial Officer of Wyndham Vacation Ownership, Inc. since 2006, and served as Senior Vice President and Controller from 2002 to 2006 and as Vice President of Finance and Administration of Resort Management Services from 1999 to 2002. Prior to joining Wyndham Vacation Ownership, Inc., Mr. Hug was a senior manager with Ernst & Young from 1988 until 1999.

Ms. Dreyer, age 55, served as Vice President, Controller and Chief Accounting Officer of Edgewell Personal Care Company (“Edgewell”) from July 2015 to March 2018 after having previously served as Vice President, Controller and Chief Accounting Officer of the Personal Care division of Edgewell from January 2015 to July 2015. From December 2017 to February 2018, Ms. Dreyer served as Interim Chief Financial Officer of Edgewell. Prior to joining Edgewell, Ms. Dreyer was Vice President, Controller and Chief Accounting Officer of Hillenbrand Inc. from October 2010 to January 2015, and served as Interim Chief Financial Officer during 2014. She previously held positions as Vice President of Finance with Zimmer Corp., Chief Financial Officer of Createc Corporation, and Vice President of Organizational Effectiveness of ADESA. Ms. Dreyer began her career with Deloitte & Touche LLP and is a Certified Public Accountant.

On June 1, 2018, the Company entered into employment agreements with Mr. Brown (the “Brown Agreement”) and Mr. Hug (the “Hug Agreement”) in connection with their appointments as officers of Wyndham Destinations. On March 22, 2018, Wyndham Vacation Ownership, Inc. entered into an offer letter agreement with Ms. Dreyer (the “Dreyer Agreement”), which governs the terms of her employment with the Company following spin-off.

Mr. Brown. The Brown Agreement provides Mr. Brown with an initial base salary of $1,000,000 per year, a target annual bonus opportunity equal to 150% of his base salary, and eligibility to receive annual long-term incentive compensation awards as determined by the Company’s compensation committee, in its sole discretion, and to participate in the employee benefit plans and perquisites generally available to the Company’s executive officers.

The Brown Agreement provides that, in the event of a termination by the Company without Cause (as defined in the Brown Agreement and not due to his death or disability) or by Mr. Brown due to a Constructive Discharge (as

defined in the Brown Agreement), Mr. Brown will receive a lump sum cash payment equal to 299% multiplied by the sum of (i) his then current base salary and (ii) an amount equal to the highest annual cash incentive compensation award paid to him for any of the three fiscal years immediately preceding the fiscal year in which his employment is terminated (but in no event will the amount in clause (ii) exceed his then current target annual bonus opportunity, and if Mr. Brown is terminated before completion of the first three fiscal years following the effective date of the employment agreement, the amount will be his then current target annual bonus opportunity). In addition, subject to his election of COBRA continuation coverage, Mr. Brown will receive reimbursement for the costs associated with COBRA continuation coverage until the earlier of 18 months from the coverage commencement date and the date he becomes eligible for health and medical benefits from a subsequent employer (collectively, the “Severance”).

Additionally, all of Mr. Brown’s then-outstanding time-based long-term incentive awards that would otherwise vest within the one-year period following his termination will vest, and any such awards that are stock options or stock appreciation rights remain exercisable until the earlier of: (x) the second anniversary of such termination and (y) the original expiration date of the awards. Any then-outstanding performance-based long-term incentive awards will vest and be paid on a prorated basis following the end of the performance period, subject to the achievement of the designated performance goals, based upon the portion of the full performance period during which Mr. Brown was employed, plus twelve months (or, if less, assuming Mr. Brown was employed with us for the entire performance period) (collectively, the “Equity Acceleration”).

The Brown Agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and for (i) one year following termination, if his employment terminates after the expiration of his employment agreement (May 31, 2021, subject to extension by mutual written agreement of the parties), and (ii) two years following termination, if his employment terminates before the expiration of his employment agreement  (May 31, 2021, subject to extension by mutual written agreement of the parties).

Mr. Hug. The Hug Agreement provides Mr. Hug with an initial base salary of $550,000 per year, a target annual bonus opportunity equal to 75% of his base salary, and eligibility to receive annual long-term incentive compensation awards as determined by the Company’s compensation committee, in its sole discretion, and to participate in the employee benefit plans and perquisites generally available to the Company’s executive officers.

The Hug Agreement provides that, in the event of a termination by the Company without Cause (as defined in the Hug Agreement and not due to his death or disability) or by Mr. Hug due to a Constructive Discharge (as defined in the Hug Agreement), Mr. Hug will receive the Severance (but with a multiplier of 200%) and the Equity Acceleration.

The Hug Agreement provides for the same restrictive covenants as the Brown Agreement.

Ms. Dreyer. The Dreyer Agreement provides Ms. Dreyer with an initial base salary of $335,000 per year, a target annual bonus opportunity equal to 50% of her base salary (with her annual bonus guaranteed at 100% of target for 2018), and eligibility to receive annual long-term incentive compensation awards as determined by the Company’s compensation committee, in its sole discretion, and to participate in the employee benefit plans and perquisites generally available to the Company’s executive officers.

Pursuant to her employment agreement, in the event Ms. Dreyer’s position is eliminated within the first year of employment, she will receive a lump sum cash payment equal to 150% multiplied by the sum of her then current base salary plus then current target bonus opportunity.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the employment and letter agreements, which are attached as Exhibits 10.11, 10.12 and 10.13 to this Current Report on Form 8-K and are incorporated herein by reference.

In connection with their appointments as officers of Wyndham Destinations, Mr. Brown, Mr. Hug and Ms. Dreyer received a mix of restricted stock units and stock options, pursuant to which Mr. Brown received $5 million in awards, Mr. Hug received $2 million in awards and Ms. Dreyer received $600,000 in awards. These grants are subject to the terms and conditions of the applicable grant agreements and Wyndham Worldwide Corporation’s 2006 Equity and Incentive Plan, as amended.

Mr. Brown, Mr. Hug, Mr. Wyshner, and Mr. Ballotti held Wyndham Worldwide equity awards prior to the consummation of the spin-off, which were treated as follows upon consummation of the spin-off pursuant to the Employee Matters Agreement.  Upon consummation of the spin-off, the outstanding performance-vesting Wyndham Worldwide restricted stock units held by such named executive officers (excluding Mr. Wyshner, who did not hold such awards) fully time vested, without pro-ration, and performance vested based on actual performance determined as of the spin-off and will be settled in both Wyndham Destinations common stock and Wyndham Hotels common stock. All of the named executive officers retained their outstanding time-vesting Wyndham Destinations restricted stock units and received an equal number of time-vesting restricted stock units covering shares of Wyndham Hotels common stock. Mr. Brown and Mr. Hug fully vested in their restricted stock units covering shares of Wyndham Hotels common stock, and Mr. Wyshner and Mr. Ballotti fully vested in their restricted stock units covering shares of Wyndham Destinations common stock.

With respect to Mr. Brown and Mr. Hug, except for the restricted stock units issued in respect of Wyndham Worldwide restricted stock units granted on March 1, 2018 (which will continue to vest in accordance with their existing schedule), their time-vesting restricted stock units covering shares of Wyndham Destinations common stock will generally vest upon the earliest to occur of (i) the six-month anniversary of the completion of the spin-off, subject to the relevant named executive officer’s continued employment with us through such six-month anniversary date, (ii) our termination of the relevant named executive officer’s employment without “cause,” and (iii) the date on which such restricted stock units would have vested in accordance with the terms of the existing award agreement, subject to the relevant named executive officer’s continued employment with us through the applicable vesting date.

With respect to Mr. Wyshner and Mr. Ballotti, except for the restricted stock units issued in respect of Wyndham Worldwide restricted stock units granted on March 1, 2018 (which will continue to vest in accordance with their existing schedule), their time-vesting restricted stock units covering shares of Wyndham Hotels common stock will generally vest upon the earliest to occur of (i) the six-month anniversary of the completion of the spin-off, subject to the relevant named executive officer’s continued employment with Wyndham Hotels through such six-month anniversary date, (ii) Wyndham Hotels’ termination of the relevant named executive officer’s employment without “cause,” and (iii) the date on which such restricted stock units would have vested in accordance with the terms of the existing award agreement, subject to the relevant named executive officer’s continued employment with Wyndham Hotels through the applicable vesting date.

Indemnification Agreements

Wyndham Destinations expects to enter into indemnification agreements with its Directors and executive officers. These agreements will require Wyndham Destinations to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to Wyndham Destinations, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is filed as Exhibit 10.14 hereto and is incorporated herein by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 31, 2018, the Company filed an amendment to its certificate of incorporation with the Delaware Secretary of State to change its name from “Wyndham Worldwide Corporation” to “Wyndham Destinations, Inc.” (the “Amendment”). The Amendment was effective immediately as of its filing at 8:15 a.m. Eastern time on May 31, 2018. The Amendment is filed as Exhibit 3.1 hereto.

Item 8.01.             Other Events.

On June 1, 2018, Wyndham Destinations issued a press release announcing the completion of the spin-off. A copy of the press release is attached hereto as Exhibit 99.3.

Item 9.01              Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated financial statements of the Company giving effect to the Distribution, and the related notes thereto, are attached hereto as Exhibit 99.4.

(d) Exhibits.

Exhibit No.	Description
2.1	Separation and Distribution Agreement, dated as of May 31, 2018, by and between Wyndham Destinations, Inc. and Wyndham Hotels & Resorts, Inc.*

3.1	Certificate of Amendment to Certificate of Incorporation of Wyndham Worldwide Corporation effective as of May 31, 2018.
10.1	Transition Services Agreement, dated as of May 31, 2018, by and between Wyndham Destinations, Inc. and Wyndham Hotels & Resorts, Inc.
10.2	Tax Matters Agreement, dated as of May 31, 2018, by and between Wyndham Hotels & Resorts, Inc. and Wyndham Destinations, Inc.
10.3	Employee Matters Agreement, dated as of May 31, 2018, by and between Wyndham Destinations, Inc. and Wyndham Hotels & Resorts, Inc.
10.4

License, Development and Noncompetition Agreement, dated as of May 31, 2018, by and among Wyndham Destinations, Inc., Wyndham Hotels and Resorts, LLC, Wyndham Hotels & Resorts, Inc., Wyndham Hotel Group Europe Limited, Wyndham Hotel Hong Kong Co. Limited, and Wyndham Hotel Asia Pacific Co. Limited.

10.5

Credit Agreement, dated as of May 31, 2018, among Wyndham Destinations, Inc., the guarantors party thereto from time to time, Bank of America, N.A., as Administrative and Collateral Agent, and the lenders party thereto.

10.6	Letter Agreement, dated as of June 1, 2018, by and between Wyndham Destinations, Inc. and Stephen P. Holmes.
10.7	Separation and Release Agreement, dated as of May 31, 2018, by and between Wyndham Destinations, Inc. and Stephen P. Holmes.
10.8	Separation and Release Agreement, dated as of May 21, 2018, by and between Wyndham Destinations, Inc. and Gail Mandel.
10.9	Separation and Release Agreement, dated as of July 28, 2017, by and between Wyndham Worldwide Corporation and Thomas G. Conforti.
10.10	Amendment No. 1 to the Separation and Release Agreement, dated as of May 29, 2018, by and between Wyndham Worldwide Corporation and Thomas G. Conforti.
10.11	Employment Agreement, dated as June 1, 2018, by and between Wyndham Destinations, Inc. and Michael D. Brown.
10.12	Employment Agreement, dated as June 1, 2018, by and between Wyndham Destinations, Inc. and Michael Hug.
10.13	Letter Agreement, dated as March 22, 2018, by and between Wyndham Vacation Ownership, Inc. and Elizabeth E. Dreyer.
10.14	Form Indemnification Agreement to be entered into by Wyndham Destinations, Inc. and its Directors and Executive Officers.
99.1

The section titled “Certain Relationships and Related Party Transactions—Agreements with Wyndham Worldwide Related to the Spin-Off” of Wyndham Hotels & Resorts, Inc.’s Information Statement (incorporated by reference to pages 143 through 145 of Exhibit 99.1 to Wyndham Worldwide Corporation’s Current Report on Form 8-K, furnished to the Securities and Exchange Commission on May 17, 2018).

99.2

The section titled “Agreements with Named Executive Officers” (incorporated by reference to pages 56 through 57 of Wyndham Worldwide Corporation’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 6, 2018).

99.3	Press Release dated June 1, 2018.
99.4	Unaudited Pro Forma Condensed Consolidated Financial Statements of Wyndham Destinations, Inc.

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Wyndham Destinations agrees to furnish a supplemental copy of any omitted schedule to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM DESTINATIONS, INC.

By:	/s/ Elizabeth E. Dreyer
Name:	Elizabeth E. Dreyer
Title:	Chief Accounting Officer

Date: June 4, 2018